UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

Asset Acceptance Capital Corp.

(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28405 Van Dyke Avenue

Warren, MI 48093

(Address of principal executive offices)

Registrant’s telephone number, including area code: (586) 939-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

As the result of analysis to optimize channel and inventory management, Asset Acceptance Capital Corp. (the “Company”) committed on September 4, 2012 to close its Tempe, Arizona collections office and reallocate the inventory from that office to its off-shore collection channel in India. The closing of the Tempe collections office, along with related inventory reallocation, is expected to be accretive to fiscal year 2013 earnings by approximately $4.0 million.

In connection with closing the Tempe collections office, the Company will incur approximately $0.9 million in restructuring charges. Restructuring charges include employee termination benefits of approximately $0.2 million, contract termination costs of approximately $0.5 million for the remaining lease payments on the Tempe, Arizona office, net of potential sub-lease, and accelerated depreciation of $0.2 million. The employee termination benefits and contract termination costs will require the outlay of cash of approximately $0.7 million, while the accelerated depreciation represents a non-cash charge.

These actions are expected to be substantially complete by December 31, 2012.

Estimated amounts concerning the anticipated costs, accounting charges and impact to annual earnings constitute forward-looking statements and are based on management’s expectations and beliefs concerning future events affecting the Company. The actual costs, accounting charges and impact to annual earnings resulting from these events may differ from what has been estimated. Please refer to “Part I, Item 1A-Risk Factors” of our most recent Annual Report on Form 10-K and our other SEC filings for a further discussion regarding our exposure to risks and uncertainties.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Exhibit Description

99.1	Press Release dated September 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 10, 2012	Asset Acceptance Capital Corp.

	By:	/s/ E.L. Herbert

Name: E.L. Herbert
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 10, 2012